SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           Greg Manning Auctions, Inc.
                           ---------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    563823103
                                    ---------
                                 (CUSIP Number)


                                February 18, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)

                                ---------------


                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No. 563823103                                           Page 2 of 6 Pages
-------------------------------------------------------------------------------
1)         NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Gregory N. Roberts
           ###-##-####

           Sharon Roberts
           ###-##-####

-------------------------------------------------------------------------------
2)         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
3)         SEC USE ONLY

-------------------------------------------------------------------------------
4)         CITIZENSHIP OR PLACE OF ORGANIZATION
           California
-------------------------------------------------------------------------------
           NUMBER                    5)      SOLE VOTING POWER
           OF                                None
           SHARES              -------------------------------------------------
           BENEFICIALLY              6)      SHARED VOTING POWER
           OWNED BY                          684,126
           EACH                -------------------------------------------------
           REPORTING                 7)      SOLE DISPOSITIVE POWER
           PERSON                            None
           WITH                -------------------------------------------------
                                     8)      SHARED DISPOSITIVE POWER
                                             684,126
--------------------------------------------------------------------------------
9)         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           684,126
--------------------------------------------------------------------------------
10)        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                   [ ]
--------------------------------------------------------------------------------
11)        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           7.0%
--------------------------------------------------------------------------------
12)        TYPE OF REPORTING PERSON
           IN
--------------------------------------------------------------------------------

                          [Continued on the next page]

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

                                  Schedule 13G

Item 1(a).        Name of Issuer:

Greg Manning Auctions, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

775 Passaic Avenue
West Caldwell, New Jersey 07006

Item 2(a).        Name of Person Filing:

Gregory N. Roberts and Sharon Roberts

Item 2(b).        Address of Principal Business Office or, if None, Residence:

P.O. Box 18523
Irvine, California, 92623

Item 2(c).        Citizenship:

California

Item 2(d).        Title of Class of Securities:

Common Stock

Item 2(e).        CUSIP Number:

563823103

Item 3. If this statement is filed pursuant toss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

                  (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

                  (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

                  (e) [ ]   Investment    Adviser   in   accordance   with   ss.
                            240.13d-1(b)(1)(ii)(E)

                  (f) [ ]   Employee   benefit   plan  or   endowment   fund  in
                            accordance with ss. 240.13d-1(b)(1)(ii)(F)

                  (g) [ ]   Parent   Holding   Company  or  control   person  in
                            accordance with ss.240.13d-1(b)(ii)(G)

                  (h) [ ] Savings Association as defined in ss.3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

                  (i) [ ] Church plan that is excluded from the definition of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

                  (j) [ ]   Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.           Ownership.

                  (a)      Amount beneficially owned:   684,126

                  (b)      Percent of class:   7.0%

                  (c) Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:
                                    None

                           (ii)     Shared power to vote or to direct the vote:
                                    684,126

                           (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 684,126

         The 684,126 shares of Common Stock are held in the name of both Gregory
         N. Roberts and Sharon Roberts (as husband and wife).

Item 5.           Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

Not Applicable.

Item 9.           Notice of Dissolution of Group.

Not Applicable.

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                           February 29, 2000
                                           -----------------
                                                Date


                                           /s/ Gregory N. Roberts
                                           ----------------------
                                           Gregory N. Roberts


                                           /s/ Sharon Roberts
                                           ------------------
                                           Sharon Roberts


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